EXHIBIT 23

                         INDEPENDENT AUDITORS  CONSENT



The Board of Directors and Shareholders of
Whitman Corporation:

We consent to incorporation by reference in Registration Statements Nos. 33-28238 and 33-65006 on Form S-8 and No. 33-50109 on Form S-3 of Whitman Corporation of our reports dated January 16, 1995, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in this annual report on Form 10-K. Our report refers to a change in the method of accounting for postretirement benefits other than pensions.

/s/ KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP
Chicago, Illinois
March 22, 1995